Exhibit 99

p r e s s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION, CONTACT:

Regina Nethery
Humana Investor Relations
502-580-3644 rnethery@humana.com
Tom Noland
Humana Corporate Communications
502-580-3674 tnoland@humana.com

Humana CEO Michael B. McCallister Elected Chairman

Of Humana’s Board of Directors

David A. Jones, Jr., steps down as chairman; remains as board member

LOUISVILLE, Ky. – August 26, 2010 – Humana Inc. (NYSE: HUM) announced today that Chief Executive Officer Michael B. McCallister has been elected chairman of the company’s board of directors effective immediately.

At its regular bimonthly meeting, the board voted unanimously to elect Mr. McCallister after accepting the voluntary resignation of David A. Jones, Jr., as board chairman. Mr. Jones, who is the founder and managing director of Chrysalis Ventures, a Louisville-based venture capital firm, will remain on the board. Mr. McCallister will continue to serve as the company’s chief executive officer.

The board also voted to establish the position of lead independent director and appointed Kurt J. Hilzinger to serve in that position until April 2012.

“It’s been a privilege to serve as Humana’s chairman,” Mr. Jones said. “I am proud of the company’s growth, innovation and promise, and I’m confident in Mike McCallister’s leadership and strategic vision.”

p r e s s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

Mr. McCallister, who has served as chief executive officer and a member of the board since 2000, commented, “I am grateful for my board colleagues’ vote of confidence and I look forward keenly to fulfilling the additional responsibility of board chairman with their superb counsel and support.”

Since Mr. Jones became chairman in April 2005, the company’s revenues have grown from $13.1 billion in 2004 to $31.0 billion in 2009. Net income, earnings per share and operating cash flow over the same period grew from $270 million to $1.04 billion, $1.66 to $6.15 and $344 million to $1.42 billion, respectively.

During these years the company significantly advanced its reputation as an innovator in developing consumer-focused health benefit plans and services. It also achieved national recognition for service excellence – to its members, through numerous J.D. Power awards; and to its physician partners, through the annual athenahealth physician survey in which doctors named Humana “easiest to do business with” among all major health insurers in each of the past two years.

“Humana will celebrate the 50 th anniversary of its founding next year,” Mr. Jones said. “The company is a great example of the power of entrepreneurial spirit and ingenuity, and I’m excited about its future. Meanwhile, I look forward to continuing to build the next generation of innovative companies through Chrysalis Ventures.”

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.3 million medical members and 7.3 million specialty-benefit members.

Humana is a full-service benefits-solutions company, offering a wide array of health and supplementary benefit plans for employer groups, government programs and individuals.

p r e s s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

Over its 49-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s Web site at http://www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance Information

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